As filed with the Securities and Exchange Commission on May 5, 2022

Registration No. 333-252362

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Golden Nugget Online Gaming, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	83-3593048
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification no.)

1510 West Loop South
Houston, Texas 77027
(713) 850-1010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Stanton Dodge

DraftKings Inc.

222 Berkeley Street, 5th Floor

Boston, Massachusetts 02116

((Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Tel: (212) 558-4000

Approximate date of commencement of proposed sale to the public: Not Applicable. This Post-Effective Amendment is being filed to deregister all of the securities that were previously registered and not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1 (Registration No. 333-252362), originally filed by Golden Nugget Online Gaming, Inc. (the “Company”) with the Securities and Exchange Commission on January 22, 2021 and declared effective on February 3, 2021 (the “Registration Statement”), registering an aggregate of 59,021,458 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and an aggregate of 5,883,333 warrants to purchase shares of Class A Common Stock. The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all securities that remain unsold under the Registration Statement as of the date hereof.

On May 5, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 9, 2021, by and among the Company, DraftKings Inc., a Nevada corporation (“Old DraftKings”), New Duke Holdco, Inc., a Nevada corporation and a wholly owned subsidiary of Old DraftKings (“New DraftKings”), Duke Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of New DraftKings (“GNOG Merger Sub”), New DraftKings acquired (1) 100% of Old DraftKings in an all-stock transaction through the merger of DraftKings Merger Sub with and into Old DraftKings (the “DraftKings Merger”), (2) 100% of the Company in an all-stock transaction through the merger of GNOG Merger Sub with and into the Company (the “GNOG Merger” and, together with the DraftKings Merger, the “Mergers”), and (3) the portion of LHGN Holdco, LLC, a Delaware limited liability company and an operating subsidiary of the Company (“LHGN Holdco”), that was not owned by the Company from Landry’s Fertitta, LLC, a Texas limited liability company, in exchange for shares of Class A common stock of New DraftKings, which ownership interest was contributed by New DraftKings to the Company resulting in LHGN Holdco becoming a wholly owned subsidiary of New DraftKings. As a result of the Mergers, Old DraftKings and the Company became direct, wholly owned subsidiaries of New DraftKings, which was renamed “DraftKings Inc.” immediately following the completion of the Mergers. The DraftKings Merger became effective on May 5, 2022 at 12:01 a.m. eastern time, and the GNOG Merger became effective on May 5, 2022 at 12:01 a.m. eastern time.

In connection with the consummation of the Mergers, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of such offering, the Company hereby removes and withdraws from registration all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on this 5th day of May, 2022.

GOLDEN NUGGET ONLINE GAMING, INC.

By:	/s/ R. Stanton Dodge
Name:	R. Stanton Dodge
Title:	Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.